UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): February 25, 2011 (February 22, 2011)

Joway Health Industries Group Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-108715	98-0221494
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 2 Baowang Road

Baodi Economic Development Zone

Tianjin, PRC 300180

(Address of principal executive offices)

Registrant’s telephone number, including area code: 86-22-58896888

G2 Ventures, Inc.

16th Floor, Tianjin Global Zhiye Square, 309 Nanjing Road,

Nankai District, Tianjin, PRC 300100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2011, the Board of Directors (the “Board”) of Joway Health Industries Group Inc. (the “Company”) appointed Socorro Quintero and Shepherd G. Pryor IV as directors of the Company, effective immediately. The Board has determined that Ms. Quintero and Mr. Pryor are independent directors within the meaning set forth in the applicable rules, as currently in effect. Both Ms. Quintero and Pryor will serve as members of the Audit Committee. Ms. Quintero will also serve as Chairperson for the Audit Committee. In connection with the appointment of the new directors to the Board, the Company has agreed to pay (i) Ms. Quintero annual cash compensation in the amount of $38,000 and an annual grant of 10,000 shares of the Company’s common stock; (ii) Mr. Pryor annual cash compensation in the amount of $30,000 and an annual grant of 8,000 shares of the Company’s common stock. The biographical information of each of the new directors is set forth below:

Dr. Socorro Quintero has been a member of the faculty of Oklahoma City University since 1993 and is currently an Associate Professor of Finance. She organized and was the Managing Director for the Corporate Directors Institute for the Meinders School of Business, at Oklahoma City University in 2007 and 2009. As Managing Director for the Corporate Directors Institute, she gained extensive knowledge and understanding of corporate governance rules applicable to U.S. listed companies. Since 2004 she has been serving as an independent director and Audit Committee chairperson for Tiens Biotech Group (AMEX:TBV), a US AMEX listed company. Ms. Quintero is the author of a number of academic financial research papers and numerous published talks on the topics of firm valuation, executive compensation, and asset pricing. Her finance expertise also extends to investments and strategies, risk management and the understanding and valuation of tradable financial innovations and contracts such as options. Prior to joining Oklahoma City University in 1993, she was a member of the Finance faculty at the University of South Florida. Prior to her career in Finance, she worked for a number of years in industrial engineering and operations management for Atlantic Steel Company, Abbott Laboratories and Levi Strauss & Co. Dr. Quintero has a Master of Science in Industrial and Systems Engineering from Georgia Institute of Technology, Atlanta and a Bachelor of Science in Physics from the University of the Philippines. Dr. Quintero obtained her Ph.D. in Finance from the University of Texas at Austin in 1989.

Mr. Pryor has been providing management consulting services as an independent management consultant for a broad spectrum of clients ranging from major financial institutions, fortune 500 companies and law firms. Since 1991 to present, Mr. Pryor, through SG Pryor IV Management Consulting, and since 2002 through Board Resources, a division of TeamWork Technologies, has been providing consulting services to Boards of Directors and CEOs, devising and implementing corporate governance and strategic solutions. Prior to working as an independent management consultant, Mr. Pryor worked for Lobue Associates, Inc., in Green Valley, Nevada, as a senior consultant and product manager, where he developed and marketed new products related to credit-oriented services provided to banks worldwide. In 1991, he worked as a Senior Vice President, Deputy Group Head for Wells Fargo Bank, N.A., San Francisco, CA. From 1977 to 1990, he was Vice President or Assistant Vice President at Wells Fargo Corporate Service, Inc. in Chicago, IL. From 1971 to 1977, he worked for The First National Bank of Chicago in Chicago, IL in the area of corporate lending. Mr. Pryor holds a MBA degree from University of Chicago and an A.B. in Economics from Princeton University.

The information in this Current Report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, unless it is specifically incorporated by reference therein. By filing this report on Form 8-K and furnishing this information, the Company makes no admission as to the materiality of any information in this report, or that any such information includes material investor information that is not otherwise publicly available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2011

Joway Health Industries Group Inc.
(Registrant)

By:	/s/ Jinghe Zhang
(Signature)

President and Chief Executive Officer
(Title)